Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT



The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:



We consent to the incorporation by reference in the Registration Statement Nos. 33-42278 and 33-50039 on Form S-8 of Winn-Dixie Stores, Inc. of our reports dated August 2, 1999, relating to the consolidated balance sheets of Winn-Dixie Stores Inc. and subsidiaries as of June 30, 1999 and June 24, 1998; and the related consolidated statements of earnings, shareholders' equity, and cash flows and related consolidated financial statement schedule for each of the years in the three year period ended June 30, 1999, which reports appear in the June 30, 1999 annual report on Form 10-K of Winn-Dixie Stores, Inc.



                                                             KPMG LLP



Jacksonville, Florida
August 11, 1999